October 27, 2020

Carl Lukach
New York, NY

Dear Carl,
Here at Noodles & Company, we have one mission: To Always Nourish and Inspire Every Team Member, Guest, and Community We Serve. You’ve inspired us, which is why we’d like to offer you a place at our table. Below are the specifics of our offer:
•Your start date is November 30, 2020.
•Your title is Chief Financial Officer.
•You will report to Dave Boennighausen.
•Your base pay will be $350,000 on an annual basis, paid bi-weekly, less payroll deductions and all required withholdings.
•We want you to have a continued stake in our success. As such, you will also receive an equity grant each year. You will receive an initial grant equal to $100,000 on your start date, with a 4-year level vesting period. This grant will be comprised of restricted stock units. Thereafter, equity grants are made during our annual grant process each year.  You will be eligible for the 2021 annual grant. While these grants are subject to change as directed by the Compensation Committee of the Company, the grant is currently valued at $400,000, comprised of 50% performance-based stock units and 50% restricted stock units.  The terms of this plan are subject to change, and you must still be an active employee when the grants are issued.
•You will be eligible for an annual merit review for fiscal year 2021 so long as you remain employed with Noodles & Company. The review might lead to an increase in your compensation and is tied to your annual performance review and performance criteria.
•You will be eligible to participate in the 2021 Company Bonus Program depending on both the company’s and your performance. Your bonus target is 60% of your annual salary. You must be actively employed by Noodles & Company at the time the bonus is paid out. The terms and conditions of the bonus plan may vary from year to year.
•Noodles & Company offers a variety of benefits for you, your spouse or domestic partner, and your family. Please refer to the 2020-2021 Employee Benefits Summary included with this letter for additional information. You will be able to enroll for your benefits online 48 hours after your start date. If you choose to enroll, your benefits will be effective on the 1st of the month following 30 days from your start date. Employee health premiums are deducted from each bi-weekly paycheck on a pre-tax basis. Please note the deadline for benefits enrollment is 30 days from your benefits effective date.
•Noodles & Company has agreed to provide you with a sign-on bonus of $50,000.00 (gross). Please review and sign the terms and conditions contained in Noodles & Company’s Signing Bonus / Cash Advance Payback Agreement.

•This position is based in Broomfield, Colorado. Noodles & Company has agreed to provide you with a relocation allowance of $50,000 (net). Please review and sign the terms and conditions contained in Noodles & Company Cash Advance Agreement.
•Beginning January 2021, you will be eligible for a monthly car allowance of $750.
•Beginning January 2021, you will be eligible for a monthly Cell Phone Reimbursement up to $150, dependent on your actual spend. Our current cell phone reimbursement through end of year is $100 / mo.
•As included in the employment agreement, the form of which is attached, you will be entitled to a 12-month severance if you are terminated without cause, subject to approval by the Compensation Committee of Noodles & Company Board of Directors.

This offer of employment is contingent upon the successful results of the background check. You understand that the terms of this letter do not imply employment for a specific period. Your employment is at will; either you or the Company can terminate it at any time, with or without cause. The Company reserves the right to amend the bonus and benefits plans as necessary.
We look forward to having you join us in what we expect will be a mutually rewarding relationship and great career move for you. If you have questions, please contact me at 303.710.5955.

Sincerely,
/s/ Sue Petersen
Sue Petersen
Vice President, HR
Please sign below to accept this offer and return a scanned copy to me. Please keep a copy for your personal files.
Signature     /s/ CARL LUKACH                          Date 10/29/2020
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